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                                                                Exhibit 5.1


                        CALFEE, HALTER & GRISWOLD LLP
                               ATTORNEYS AT LAW

               -----------------------------------------------
                       1400 McDonald Investment Center
               800 Superior Avenue  Cleveland, Ohio 44114-2688
                        216/622-8200  Fax 216/241-0816


                              September 10, 1997



Chart Industries, Inc.
34799 Curtis Boulevard
Eastlake, Ohio 44095

        We are acting as counsel for Chart Industries, Inc., a Delaware corporation (the "Company"), in connection with (i) the issuance and sale by the Company of such number of shares (the "Primary Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock") as shall be set forth in that certain Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the selling stockholders named in Schedule II to the Underwriting Agreement (the "Selling Stockholders") and Schroder & Co. Inc. and McDonald & Company Securities, Inc., as Representatives of the several Underwriters named in Schedule I to the Underwriting Agreement (collectively, the "Underwriters") as being issued and sold by the Company, and
(ii) the sale by the Selling Stockholders of such number of shares of Common Stock (the "Secondary Shares") as shall be set forth in the Underwriting Agreement as being sold by the Selling Stockholders.

        We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that, subject to the due authorization of the specified terms of sale of the Primary Shares by the Pricing Committee of the Board of Directors of the
Corporation:

        1. The Primary Shares will be duly authorized and, when issued and delivered to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

        2. The Secondary Shares are duly authorized, validly issued, fully paid and nonassessable.

        This opinion is intended solely for your use in the above-described transaction and may not be reproduced, filed publicly or relied upon by any other person for any purpose without the express written consent of the undersigned.

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                        CALFEE, HALTER & GRISWOLD LLP


Chart Industries, Inc.
September 10, 1997
Page 2

        This opinion is limited to the General Corporation Law of the State of Delaware, and we express no view as to the effect of any other law on the opinions set forth herein.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement or Registration Statements on Form S-3 by the Company to effect the registration of the Primary Shares and the Secondary Shares under the Securities Act of 1933, as amended (collectively, the "Registration Statement"), and to the reference to us under the caption "Validity of Common Stock" in the Prospectus comprising a part of the Registration Statement.


                                        Very truly yours,

                                        /s/ Calfee, Halter & Griswold LLP

                                        CALFEE, HALTER & GRISWOLD LLP